Exhibit 99.1

Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing Executive Ray Conner to Lead Commercial Airplanes Business

•	Jim Albaugh announces plan to retire

CHICAGO, June 26, 2012 – Boeing Chairman, President and CEO Jim McNerney today announced the appointment of Raymond L. Conner as president and CEO, Boeing Commercial Airplanes.

Conner, 57, a 34-year company veteran who began his career as an airplane mechanic, moves to the leadership post from senior vice president, Sales and Customer Support for Commercial Airplanes. He replaces James F. Albaugh, 62, who has announced he will retire from the company October 1, after 37 years of service.

“Ray’s breadth and depth of experience in commercial airplanes is unmatched in our industry,” said McNerney. “He has built airplanes, sold airplanes, serviced airplanes, managed our largest programs, knows our customers extremely well, and is respected by our employees. He is the natural next leader of our growing commercial airplanes business and this move is consistent with our executive succession plan.”

Prior to leading global Sales and Customer Support, Conner served as vice president of Supply Chain Management and Operations, where he was responsible for business conducted with thousands of global suppliers, as well as the performance of the company’s in-house manufacturing, quality, fabrication and propulsion systems divisions. This assignment included overseeing development of Boeing’s new production and assembly facilities in South Carolina.

Among many other leadership roles held during his career, Conner also served as vice president and general manager of the 777 and 747 programs, and vice president of sales for the Americas and Asia-Pacific regions. Last year, he played a lead role in negotiating a landmark, four-year contract extension with Boeing’s largest union. Conner joined Boeing in 1977 as a mechanic on the 727 program.

Albaugh joined Boeing in 1975 in what was then Rockwell Corporation’s defense and space business, which Boeing acquired in 1996. During his career, he served as president of Rocketdyne Propulsion & Power, president and CEO of Boeing Space and Communications, and president and CEO of Boeing Integrated Defense Systems. He will continue to report to McNerney while assisting with the transition to Conner until the effective date of his retirement.

“We thank Jim for his many years of service in our defense, space and security businesses and, most recently, to Boeing Commercial Airplanes where he helped ensure the certification and successful entry into service of the 787 Dreamliner and 747-8, and the launch of the 737 MAX,” said McNerney.

The leadership change is effective immediately. A replacement for Conner will be named at a later date.

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Editor’s note: Biographies and photos of these Boeing executives can be found at http://www.boeing.com/companyoffices/aboutus/execprofiles/index.html.

Contact:	Communications, John Dern, 312-544-2002
Investor Relations, Stephanie Pope, 312-544-2140